Exhibit 99.1
MRC©
McJunkin
Red Man
Corporation
Media Contact:
Elaine Michael
Vice President-marketing
Elaine.Michael@mrcpvf.com
(832) 348-4936
Press Release
FOR IMMEDIATE RELEASE
July 22, 2011
MCJUNKIN RED MAN CORPORATION ANNOUNCES THE SIGNING OF AN AGREEMENT TO ACQUIRE CURTISS-WRIGHT’S VALVE DISTRIBUTION BUSINESS
Houston, TX — July 22, 2011 — McJunkin Red Man Corporation (MRC®) today announced the signing of an asset purchase agreement for the acquisition of the operations and assets of the legacy distribution business of the Valve Systems and Controls (VSC) business unit of Curtiss- Wright Flow Control Corporation.
This transaction is expected to close by the end of July.
Since 1974, VSC has specialized in providing high quality valve and valve automation solutions to the energy and industrial markets by combining the newest technological innovations with excellent customer service. VSC’s expertise in project upstream valve automation and MRO downstream automation, in particular, will strengthen MRC’s overall valve capabilities.
In addition to its Houston headquarters, VSC also operates a sales office in Baton Rouge, Louisiana. Led by Lance Lorance, who will join the MRC management team, VSC’s employees are highly skilled engineers, technicians, sales and warehousing professionals. VSC has built a reputation of excellence by specializing in the design and assembly of custom valve automation packages with single source responsibility for electric, gear operated, hydraulic and pneumatic control applications.
“This acquisition is another step toward MRC providing the most complete valve solution capabilities in the industry worldwide,” Rory Isaac, MRC Executive Vice President of Business Development said. “VSC’s ability to customize valve orders to fit nearly any flow control need is a significant skill that is valued by our customers. We are very pleased to welcome Lance Lorance and the entire VSC team to MRC.”
Headquartered in Houston, Texas, MRC is the largest global distributor of PVF and related products and services to the energy and industrial sectors, based on sales, and supplies these products and services across each of the upstream, midstream and downstream markets. More information about MRC can be found on its website at www.mrcpvf.com.
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